EXHIBIT 1.2.2

[LETTERHEAD OF UBS AG]

Date:	February __, 2003

To:	Synopsys, Inc. (“Party B”)
Attention:	__________

From:	UBS, London Branch (“Party A”)

Re:	Equity Forward Confirmation
Reference Number: __________

The purpose of this communication is to confirm the terms and conditions of the forward transaction (the “Transaction”) entered into between us on the Trade Date specified below. This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the “2000 Definitions”) and the 1996 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2000 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc. are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. In addition you and we agree to use all reasonable efforts promptly to negotiate, execute and deliver an agreement in the form of the ISDA Master Agreement (Multicurrency-Cross Border) (the “ISDA Form”), with such modifications as you and we will in good faith agree (the “Agreement”). Until such time as we execute and deliver that agreement, this Confirmation, together with all other documents referring to the ISDA Form (each a “Confirmation”), shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Form (including the bilateral form of the ISDA Credit Support Annex to the Schedule to the ISDA Form for ISDA agreements subject to New York law (the “ISDA Credit Support Annex”) only as supplemented by this Confirmation) as if we had executed an agreement in such form (but without any schedule, save for the elections and modifications set out in this Confirmation) on the Trade Date of the first such transaction between us with the modifications expressly provided herein. Capitalised terms used but not defined herein shall have the meanings they are given in the ISDA Form (including the ISDA Credit Support Annex) if defined therein.

Upon the execution by you and us of an agreement in the form of the ISDA Form, this Confirmation will supplement, form a part of, and be subject to that agreement. In the event of any inconsistency between the ISDA Form and the Confirmation, this Confirmation will govern. All provisions contained or incorporated by reference in that agreement upon its execution will govern this Confirmation except as expressly modified below.

Reference: ______

The terms of the Transaction to which this Confirmation relates are as follows:

General Terms

Type of Transaction:	Share Forward Transaction

Trade Date:	__________ (time of execution available upon request)

Expiration Date:	__________, or if such day is not an Exchange Business Day the next succeeding day that is an Exchange Business Day

Buyer:	Party A

Seller:	Party B

Shares:	Common stock of Artisan Components, Inc. (the “Issuer”) (Symbol: ARTI_US)

Number of Shares:	__________

Forward Price
per Share:	USD __________

Total Forward Price:	An amount in USD equal to the product of (i) the Forward Price per Share and (ii) the Number of Shares

Exchange:	NASDAQ Stock Market, Inc.

Related Exchange:	Any exchange on which futures or options with respect to the Shares are listed or traded.

Clearance System:	Depository Trust Company, or any successor to or transferee of such clearance system.

Calculation Agent:	Party A, whose calculations shall be binding absent manifest error.

Settlement Terms

Settlement:	Physical Settlement shall be applicable to the Transaction.

Settlement Date:	The date determined in accordance with Section 6.2 of the Equity Definitions, provided that for purposes of the Confirmation, the first sentence of Section 6.2 is amended to read as follows, “Settlement Date” means, in relation to Shares to be delivered hereunder, the first day on which settlement of a sale of such Shares executed on the Valuation Date customarily would take place through the relevant Clearance System, unless a Settlement Disruption Event prevents delivery of such Shares on that day.

Physical Settlement:	On the Settlement Date, the Seller shall deliver to the Buyer a number of Shares equal to the Number of Shares against payment by the Buyer to the Seller of an amount equal to the Total Forward Price. Such payment and delivery shall be made through the Clearance System at the accounts specified below, on a delivery versus payment basis.

Reference: ______

Adjustments and Extraordinary Events

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Potential Adjustment Event:	Section 9.1(e) (iii) of the Equity Definitions is amended to read as follows:

“(iii) any dividend;”

For purposes of this Potential Adjustment Event (iii), such event will be deemed to have a diluting or concentrative effect on the theoretical value of the relevant Shares for purposes of Section 9.1(c) of the Equity Definitions.

Consequences of Merger Events:

(a) Share-for-Share:	Cancellation and Payment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Nationalization or Insolvency:	Cancellation and Payment

Amendment of the
Equity Definitions:	For the purposes of this Transaction, the Equity Definitions are amended as follows:

(A) A new Section 1.3A is added after Section 1.3:

“Section 1.3A. Share Forward Transaction. “Share Forward Transaction” means an OTC equity forward transaction relating to a single share or other security.”

(B) Section 1.5 is amended to read:

“Section 1.5. Share Transaction. “Share Transaction” means a Share Option Transaction, a Share Swap Transaction, and for the purposes of Article 9, a Share Forward Transaction.”

(C) A new clause (E) is added to Section 9.1(c):

“(E) in respect of a Share Forward Transaction, the Forward Price per Share and the Number of Shares;”

(D) Clause (vi) of Section 9.1(e) is amended to read:

Reference: ______

“(vi) any other similar event that, in the reasonable judgment of the Calculation Agent, may have a diluting or concentrative effect on the theoretical value of the relevant Shares.”

(E) The second line of each of Section 9.3(b)(ii), Section 9.3(c)(ii) and Section 9.3(d)(ii) is deleted and replaced with, “Share Basket Option Transaction or Share Forward Transaction, the relevant Transaction will be cancelled as of the Merger Date”.

(F) The second line of Section 9.6(c)(ii) is deleted and replaced with, “Transaction or Share Basket Option Transaction or Share Forward Transaction, the relevant Transaction will be cancelled as of”.

(G) Section 9.7(a) is amended by replacing the words, “Share Basket Option Transaction” where they appear in the second line, with the words, “Share Basket Option Transaction or Share Forward Transaction”.

(H) Section 9.7(b) is amended by:

(i) replacing the words, “an option” where they appear in line 5 with the words, “a forward transaction”; and

(ii) replacing the words, “Option Value Event” where they appear in line 8 with the words, “Merger Event or Nationalization, as applicable”; and

(iii) deleting the third sentence.

Reference: ______

Miscellaneous

Dividends and Expenses:	If Physical Settlement is applicable, then following the Termination Date of the Transaction, all dividends on the Shares to be delivered will be payable to and all expenses of transfer of the Shares on delivery (such as any stamp duty or stock exchange tax) will be payable by, the party that would receive such dividend or pay such expenses, as the case may be, according to market practice for a sale of the Shares executed on the Clearance System Business Day after the date such Shares are delivered to be settled through the Clearance System.

Representation on
Physical Settlement:	The party obligated to deliver Shares represents, warrants and agrees that (a) it will be, on the date of transfer, the legal and beneficial owner of the Shares it is required to deliver; (b) it will have, on the date of transfer, the right to transfer those Shares; (c) it will convey good title to the Shares it is required to deliver, free from all liens, charges, equities, rights of pre-emption or other security interests or encumbrances whatsoever; (d) that as of the Settlement Date it is not, and for a period of at least 90 days prior to the such date has not been, an “affiliate” of the Issuer as such term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”); (e) either (1) the Shares to be delivered are not “restricted” or “control” securities as such terms are used in Rule 144 under the Securities Act or (2) it has a holding period (determined in accordance with Rule 144(d) under the Securities Act) with respect to the Shares delivered of not less than two years and such Shares are eligible for resale pursuant to Rule 144(k) under the Securities Act.

Representation by Party B:	Party B hereby represents, warrants and agrees as follows: (i) it is not an “affiliate”, within the meaning of Rule 144 under the Securities Act, of the issuer of the Shares, (ii) if Party B is entering into this Transaction to hedge Shares acquired in a transaction exempt from the registration requirements of the Securities Act, (A) such Shares were acquired by Party B and all consideration paid therefor on or before January 2, 2001, (B) such Shares are not subject to any restriction on transfer other than those arising under federal and state securities laws and pursuant to that certain Securities Rights and Restrictions Agreement dated January 2, 2001 (the “Securities Agreement”) and (C) except as set forth in the Securities Agreement, such Shares are not entitled to the benefits of any registration rights or similar agreement, (D) within the 30 day period preceding the Trade Date, Party B has not offered or sold, and it has no present intention of offering or selling any Shares though any prospectus or pursuant to a registration statement, and (E) it will not offer or sell any Shares through any prospectus or pursuant to a registration statement during the period beginning ten Exchange Business Days before the Termination Date and continuing until the tenth Exchange Business Day following the Termination Date without the prior written consent of Party A.

Transfer:	Neither party may transfer this Transaction, in whole or in part, without the prior written consent of the non-transferring party.

Reference: ______

Borrow of Shares:	The parties recognize that Party A may have sold Shares short as its hedge in relation to the Transaction in an amount determined by Party A in its sole discretion (the “Hedge Shares”). If, at any time from, and including the Trade Date to, and including the Termination Date:

(a) the Calculation Agent determines in its sole discretion the cost of borrowing Shares to satisfy Party A’s obligations in connection with its short sale of Hedge Shares has become greater than the cost as of the Trade Date, the Calculation Agent shall adjust any relevant terms of the Transaction by an amount determined by the Calculation Agent to account for the increase in cost of borrowing such Shares; and

(b) the Calculation Agent determines in its sole discretion that Party A is unable to borrow Shares to satisfy all or any obligations associated with its hedge then Party A shall deliver notice to Party B of such determination and such inability shall constitute an Additional Termination Event with this Transaction as Affected Transaction and Party B as sole Affected Party.

Registration Statement:	Notwithstanding anything herein to the contrary, this Transaction shall not become effective unless and until the Registration Statement (as defined below) shall have been declared effective by the Securities and Exchange Commission (“SEC”). Party B shall use its best efforts to cause the Issuer to maintain the effectiveness of the Registration Statement until ____________. The “Registration Statement” means the registration statement on Form S-3 prepared by the Issuer and initially filed with the SEC on February __, 2003 which, among other things, registers for resale by Party B, pursuant to this Transaction, the Number of Shares referred to above, including any hedging activities related hereto, and is otherwise in form and substance reasonably satisfactory to Party A. Each of the parties hereto acknowledges that pursuant to the Agreement dated as of February 24, 2003 (the “Side Agreement”) by and among the Issuer, Party B, Party A and UBS Warburg LLC, RBC Dain Rauscher Inc., Needham Company, Inc. and D.A. Davidson & Co. as representatives of the underwriters named in the Underwriting Agreement among the same such parties (excluding Party A) dated as of ____________, 2003 (the “Underwriting Agreement”), it is intended that Party A shall be entitled to indemnification and contribution exactly to the same extent as is Party B pursuant to (I) Section 11 of the Underwriting Agreement and (ii) Section 5 of the Securities Rights and Restrictions Agreement, dated as of January 1, 2001, between the Company and Party B.

Party B acknowledges that Party A, as an affiliate of UBS Warburg LLC and as the transferee of Party B’s Shares, is entitled to the benefits of the indemnification and contribution provisions contained in the Underwriting Agreement executed by the Issuer and the underwriters in connection with the Registration Statement and to the indemnification and contribution provisions contained in the Shareholders Agreement to which the Issuer, Party B and certain other stockholders of the Issuer are parties.

UBS Warburg LLC:	Without in any way limiting the provisions set forth below under “Relationship Between Parties”, it is agreed that UBS Warburg LLC shall act as “agent” for Buyer and Seller within the meaning and solely for purposes of Rule 15a-6 under the Exchange Act of 1934.

Reference: ______

Account Details

Party A:	Cash Payments for Physical Settlement

Citibank, New York
ABA# 021 000 089
AC# 4065 2556
UBS Warburg LLC

USD Premium Payments

UBS AG Stamford
f/a/o UBS AG London Branch
ABA# 026-007-993
AC# 101-WA-140007-000

Physical Settlement

UBS Warburg LLC
f/a/o UBS AG London Branch
DTC number 642

Party B:	Cash Payments

Wells Fargo Bank, San Francisco
ABA 121000248
Account Number: 4518-111794

Account Name:  Synopsys, Inc.

Reference: ______

Additional Modifications to and Elections under the ISDA Form:

A.    Governing Law and Consent to Jurisdiction:

The Transaction will be governed by and construed in accordance with the laws of New York (without reference to choice of law doctrine). Solely as between the parties hereto, and relating solely to matters arising concerning this Transaction, each party irrevocably submits to the exclusive jurisdiction of the courts of the state of New York and the United States District Court located in the Borough of Manhattan in the City of New York, and waives any objection which it may have at any time to the laying of venue of any proceedings concerning this transaction brought in such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction over any party.

B.    Representations and Warranties:

Party A and Party B each hereby represents, warrants and agrees as follows: (i) it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing; (ii) it has the corporate power to execute and deliver this Confirmation and to perform its obligations under this Confirmation and the Transaction evidenced hereby; (iii) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government binding upon it or any material contract binding on or affecting it or any of its assets; (iv) all governmental and other consents that are required to have been obtained by it with respect to this Confirmation and the Transaction evidenced hereby have been obtained and are in full force and effect and all material conditions of any such consents have been complied with; (v) its obligations under this Confirmation and the Transaction evidenced hereby constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)); (vi) it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any relevant jurisdiction to make any deduction or withholding for or on account of any tax from any payment to be made by it to the other party under this Confirmation and the Transaction evidenced hereby; (vii) its payment obligations hereunder rank and will rank at all times at least pari passu in all respects with all of its other unsecured obligations (except for those which are preferred by operation of law); and (viii) it is entering into this Confirmation and the Transaction evidenced hereby as principal (and not as agent or in any other capacity, fiduciary or otherwise).

Representations and warranties set forth in section (ix) above will be correct and complied with in all respects at all times so long as the parties continue to have obligations and duties to each other hereunder as if repeated then, by reference to then existing circumstances.

Section 3(a) of the ISDA Form is deemed amended by adding the following paragraphs (vi) to (x):

“(vi)    No Agency.    It is entering into the ISDA Form and each Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise).

(vii)    Eligible Contract Participant.    It is an “eligible contract participant” as that term is defined in Section 1a(12) of the Commodity Exchange Act, as amended.

(viii)    Non-Public Information.    Each party represents and warrants that, in effecting a Transaction referenced to a security, it will not be aware of any material non-public information or non-public price sensitive information with respect to any security related to a Transaction that, under applicable securities laws, it would have to disclose in advance to a party effecting a purchase or sale with the Offeree of such security.

Reference: ______

(ix)    Securities Act Representations.    If any Transaction and/or the instrument underlying a Transaction is not otherwise exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”), then each party makes the following representations, warranties and covenants with respect to such Transaction, and such representation, warranties and covenants shall remain in full force and effect whenever the offeree or buyer of the Transaction and/or the offeree or buyer of the instrument underlying the Transaction (“the Offeree”) shall enter into a Transaction, or make any payment or delivery relating to a Transaction:

(A)    Each party is entering into the Transaction for its own account as principal, and not with a view to, or for, resale, distribution or fractionalisation thereof, in whole or in part;

(B)    Each party acknowledges its understanding that the offer and sale of any Transaction with the other party is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) of the Securities Act. In furtherance thereof, each party represents and warrants to the other party that (i) it has the financial ability to bear the economic risk of its investment, including a loss of its entire investment, and (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act, (iii) it has the knowledge and experience of investing in instruments similar to the Transaction as to be capable of evaluating the risks and merits of the Transaction and has, or has had an opportunity to request, such information as it deemed necessary to make such evaluation; and

(C)    Each party understands that the Transaction has not been, and is not intended to be, registered under the Securities Act or under the securities laws of certain states and, therefore, cannot be resold, pledged, assigned or otherwise disposed of if an exemption from such registration is available. Neither party is obliged to register the Transaction or to assist the Offeree in complying with any exemption from registration under the Securities Act or state securities laws.”

C.	“Specified Entity” means in relation to Party A for the purpose of:

Section 5(a)(v),	NONE
Section 5(a)(vi),	NONE
Section 5(a)(vii),	NONE
Section 5(b)(iv),	NONE

and in relation to Party B for the purpose of:

Section 5(a)(v),	Any Affiliate of Party B
Section 5(a)(vi),	Any Affiliate of Party B
Section 5(a)(vii),	Any Affiliate of Party B
Section 5(b)(iv),	Any Affiliate of Party B

D.    “Specified Transaction” will have the meaning specified in Section 14 of this Agreement and shall also include repurchase agreements, reverse repurchase agreements, securities lending agreements, forward contracts, precious metals transactions, letters of credit reimbursement obligations and indebtedness for borrowed money (whether or not evidenced by a note or similar instrument) now existing or hereafter entered into between a party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party).

E.    The “Cross Default” provisions of Section 5(a)(vi) of the ISDA Form, as modified below, will apply to Party A and to Party B. Section 5(a)(vi) of ISDA Form is hereby amended by the addition of the following at the end thereof:

“provided, however, that notwithstanding the foregoing, an Event of Default shall not occur under either (1) or (2) above if, as demonstrated to the reasonable satisfaction of the other

Reference: ______

party, (a) the event or condition referred to in (1) or the failure to pay referred to in (2) is a failure to pay caused by an error or omission of an administrative or operational nature; and (b) funds were available to such party to enable it to make the relevant payment when due; and (c) such relevant payment is made within three Business Days following receipt of written notice from an interested party of such failure to pay.”

“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) for the payment or repayment of any money.

“Threshold Amount” means:

(i)	with respect to Party A an amount equal to 2% of shareholders’ equity (howsoever described) of Party A as shown on the most recent annual audited financial statements of Party A and

(ii)	with respect to Party B, the lesser of USD 10 million (or the equivalent in any other currency or currencies) or an amount equal to 2% of shareholders’ equity (howsoever described) of Party B as shown on the most recent annual audited financial statements of Party B.

F.	“Payments on Early Termination”. For the purpose of Section 6(e) of this Agreement:
(i)	Loss will apply.
(ii)	The Second Method will apply.

G.	Subparagraph (i) of Paragraph 7 of the ISDA Credit Support Annex is hereby amended by deleting the phrase “and that failure continues for two Local Business Days after notice of that failure is given to that party.”

H.	For purposes of this Transaction, for purposes of Paragraph 13 of the ISDA Credit Support Annex:
(i)	“Exposure” means zero;
(ii)	“Credit Support Amount” means the Independent Amount;
(iii)	“Independent Amount” means the number of Shares equal to the Number of Options;
(iv)	“Eligible Collateral” means Shares;
(v)	“Other Eligible Support” includes no other items;
(vi)	“Valuation Date” means the Trade Date and every Exchange Business Day thereafter until the Termination Date; and
(vii)	“Distributions” means all dividends or other distributions with respect to equity securities, regardless of whether the Secured Party has disposed of that Posted Collateral pursuant to Section 6(c). Distributions will not include any item of property acquired by the Secured Party upon any disposition or liquidation of Posted Collateral, or with respect to Posted Collateral in the form of Cash, any distributions on that collateral, unless otherwise specified herein.

Relationship Between Parties

Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(a)    Non-Reliance.    It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into

Reference: ______

that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(b)    Assessment and Understanding.    It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(c)    Status of Parties.    The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

Reference: ______

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us by facsimile (203 719 0274) at your earliest convenience.

Yours sincerely, UBS AG, LONDON BRANCH

By:	By:
Name:	Name:
Title:	Title:

Confirmed as of the ___ day of February, 2003 SYNOPSYS, INC.

By:
Name:
Title: